Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY CLOSES THE SALE OF ITS TECO COAL SUBSIDIARY

TAMPA, Fla. (Sept. 21, 2015) — TECO Energy Inc. (NYSE:TE) today announced that it has closed the sale of its coal mining subsidiary, TECO Coal LLC, to Cambrian Coal Corporation, a Booth Energy company. The sales agreement did not provide for an up-front purchase payment, but does includes future contingent consideration of $60 million if certain coal benchmark prices reach certain levels over the next five years. TECO Energy retains certain personnel related liabilities, but all other TECO Coal liabilities were transferred in the transaction. The retained liabilities included pension liability, which was fully funded at June 30, 2015, and severance agreements, which were accrued at June 30, 2015.

TECO Energy Chief Executive Officer John Ramil said, “The closing of this sale results in a complete exit from the coal mining business. TECO Coal was an important component of TECO Energy’s business mix since the mid-1970s, contributing strong earnings and cash flow for many years. We appreciate the dedicated team members at TECO Coal and the contributions they have made to TECO Energy’s success.”

Ramil went on to say, “This transaction completes the process of returning TECO Energy to a mix of regulated electric and gas utility businesses. I would like to thank all those who have contributed over the years to positioning our company to completely focus on growing our strong utility operations.”

In the third quarter of 2014 TECO Coal was classified as an asset held for sale, and its operating results have been reported as discontinued operations since that time. In addition, through June 30, 2015, TECO Energy has recorded non-cash valuation adjustments of approximately $128 million, after tax, to the carrying value of TECO Coal, and expects that any final closing adjustments will not be material. In the third quarter of 2015, TECO Coal will record a previously disclosed charge in discontinued operations of approximately $8 million, after-tax, related to black lung liabilities.

J.P. Morgan Securities LLC acted as TECO Energy’s financial advisor, and Skadden, Arps, Slate, Meagher & Flom, LLP acted as its legal advisor.

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TECO Energy Inc. (NYSE: TE) is an energy-related holding company with regulated electric and gas utilities in Florida and New Mexico. Tampa Electric serves more than 700,000 customers in West Central Florida; Peoples Gas System serves more than 350,000 customers across Florida; and New Mexico Gas Co. serves more than 510,000 customers across New Mexico.

Contact:	News Media: Cherie Jacobs- (813) 228-4945
Investor Relations: Nadia Yazback – (813) 228-1701
Internet: www.tecoenergy.com

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